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                                                                    EXHIBIT 99.2


                      CCA ESTABLISHES CONVERSION PRICE FOR
                      SERIES B CONVERTIBLE PREFERRED STOCK

        NASHVILLE, Tenn., Oct. 2 /PRNewswire/ -- Corrections Corporation of America, formerly Prison Realty Trust, Inc. (NYSE: CXW) (formerly PZN). CCA (formerly Prison Realty) announced today that the conversion price of the company's previously issued Series B Cumulative Convertible Preferred Stock for the initial conversion period has been established at $1.50. This conversion price is based on the average closing price of the company's common stock on the NYSE from Monday, September 18, 2000 through Friday, September 29, 2000. As a result of this conversion price, each share of Series B Preferred Stock is convertible into 16.3 shares of the company's common stock during the initial conversion period (calculated by dividing the stated price ($24.46) of each share of Series B Preferred Stock by the conversion price ($1.50)). Holders desiring to convert their shares of Series B Preferred Stock should contact their broker or the company's transfer agent, Boston Equiserve/Fleet, at (781) 575-3120, prior to the conclusion of the initial conversion period (Monday, October 2, 2000 to Friday, October 13, 2000). Additional information regarding the conversion of the of Series B Preferred Stock may also be found on the company's investor relations information line at (615) 263-3990.

        The shares of Series B Preferred Stock will also be convertible during the period beginning on December 7, 2000 and ending on December 20, 2000. The conversion price for this subsequent conversion period will be set based upon the average closing price of the company's common stock from Wednesday, November 22, 2000 to Wednesday, December 6, 2000.

About the Company

        The company is the nation's largest provider of detention and corrections services to governmental agencies. The company is the industry leader in private sector corrections with approximately 68,000 beds in 75 facilities under contract or under development and ownership of 45 facilities in the United States, Puerto Rico and the United Kingdom. The company's full range of services includes design, construction, ownership, renovation and management of new or existing jails and prisons, as well as long distance inmate transportation services.

Forward-Looking Statements

        This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Other factors that could cause operating and financial results to differ are described in the company's Form 10-K and Form 8-K, as well as in other documents filed with the SEC. Other risks may be detailed from time to time in reports to be filed with the SEC. The company does not undertake any obligation to publicly release the result of any revisions to forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.